ALMADEN MINERALS LTD

COMPENSATION COMMITTEE

Responsibilities and Duties

Each member of the Compensation Committee shall be “independent” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

The Compensation Committee shall have the following duties and responsibilities:

1.     Review the Company’s overall compensation strategy and objectives;

2.     Review and assess the Chief Executive Officer's performance against pre-agreed objectives and recommend to the Board the compensation of the CEO (in each case, without the CEO being present during the deliberations and vote);

3.     Review performance assessments of the Company’s other officers and, upon the advice of the CEO, recommend to the Board the compensation of the officers;

4.     Review and recommend to the Board policies related to providing Company stock to executives and employees (e.g., stock option plan, share purchase plan);

5.     Review executive appointments, employment agreements and terminations;

6.     Review senior management succession plans and participate in the recruitment of executives, especially succession to the CEO;

7.     Review and recommend to the Board the amount and form of directors' compensation;

8.     Review and recommend the disclosures describing executive compensation and development.